UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 7, 2010

Lenco Mobile Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Chapala Street, Santa Barbara, California	93101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 308-9199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010, our board of directors appointed Thomas Banks to serve as a member of our board of directors. Mr Banks’ appointment filled one of the two current vacancies on our board of directors.

Mr. Banks has served as our chief financial officer since September, 2009.  Prior to joining our company, Mr. Banks served as Senior Director of Finance for Local Insight Media in charge of Latin American financial operations.  He previously spent four years with Advance Group, Inc., which was the largest importer of watches by volume in the U.S. with over $300 million in revenue, ultimately serving that company as Vice President of Finance, Corporate Controller.  Mr. Banks also served as Corporate Controller for the biopharmaceutical company Serologicals Corp. where he managed the financial operations during a period of significant growth, including playing a key role in the successful entry onto the NASDAQ in 1996.  Mr. Banks began his career at Arthur Andersen & Co. and qualified as a CPA in 1993.  Mr. Banks holds a Bachelor of Science in accounting from Pennsylvania State University.

Mr. Banks has been appointed to serve as a director until our 2011 annual meeting of stockholders or until his earlier resignation or removal. There was no arrangement or understanding between Mr. Banks and any other person pursuant to which Mr. Banks was selected as a director.  Mr. Banks was not appointed to and our board does not anticipate appointing Mr. Banks to any of our board committees.

On September 23, 2010, Sterling Capital Partners Inc. entered into an agreement to acquire 7,500 Series A Preferred shares of Lenco Mobile Inc. in exchange for $750,000.  The acquisition of the Series A Preferred by Sterling Capital was part of a $10,750,000 Series A Preferred financing that we announced on September 28, 2010 and which is summarized in the Form 8-K that we filed with the Securities & Exchange Commission on September 28, 2010.  Sterling Capital Partners is owned by a trust and Mr. Banks is one of a class of beneficiaries of the trust.  The allocation of Mr. Banks’ interest in the trust has not yet been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lenco Mobile Inc.

By:	/s/ Michael Levinsohn
Michael Levinsohn
Chief Executive Officer

Date:  October 13, 2010